Exhibit 4.1

NEITHER THIS NOTE NOR THE SECURITIES THAT ARE ISSUABLE UPON CONVERSION HEREOF OR UPON EXCHANGE HEREUNDER (COLLECTIVELY, THE “SECURITIES”) HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THE SECURITIES NOR ANY INTEREST OR PARTICIPATION THEREIN MAY BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED: (I) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE 1933 ACT OR APPLICABLE STATE SECURITIES LAWS; OR (II) IN THE ABSENCE OF AN OPINION OF COUNSEL, IN A FORM ACCEPTABLE TO THE ISSUER, THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT OR; (III) UNLESS SOLD, TRANSFERRED OR ASSIGNED PURSUANT TO RULE 144 UNDER THE 1933 ACT.

SECURED CONVERTIBLE PROMISSORY NOTE

___________	US$_______

FOR VALUE RECEIVED, The CodeSmart Group, Inc., a corporation incorporated under the laws of the State of Nevada and located at 103 Waters Edge Congers, NY 10920 (the “Company”), hereby promises to pay to the order of ___________________located at _____________________or their successors or assigns (the “Holder”), the principal amount of ______________________United States Dollars (US$______________) on or prior to 90 days after the issuance of this Note (the “Maturity Date”), in accordance with the terms hereof. This Secured Convertible Promissory Note (this note, and all notifications, extensions, future advances, supplements, and renewals thereof, and any substitutions there for, hereinafter referred to as the “Note”) was issued pursuant to the Subscription Agreement, dated as of the even date hereof (the “Subscription Agreement”), entered into by and between the Company and the Holder. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Subscription Agreement.

1.        Payments of Principal and Interest.

(a)        Payment of Principal. The principal amount of this Note shall be paid to the Holder on or prior to the Maturity Date.

(b)        Payment of Interest. The Company further promises to pay interest in cash on the unpaid principal amount of this Note at a rate per annum equal to ten percent (10%), commencing to accrue on the date hereof and payable on the Maturity Date or earlier prepayment or conversion as provided herein. Interest will be computed on the basis of a 360-day year of twelve 30-day months for the actual number of days elapsed.

(c)        General Payment Provisions. So long as a Holder or any of its nominees shall be the holder of any Note, and notwithstanding anything contained elsewhere in this Note to the contrary, all sums of principal, interest or otherwise becoming due on this Note shall be made in lawful money of the United States of America by certified bank check or wire transfer to such account as the Holder may designate by written notice to the Company no later than 3:00 p.m. New York time, on the date such payment is due, without the presentation or surrender of such Note or the making of any notation thereon. Any payment made after 3:00 p.m. New York time, on a Business Day will be deemed made on the next following Business Day. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding Business Day, and interest shall be payable on any principal so extended for the period of such extension. All amounts payable under this Note shall be paid free and clear of, and without reduction by reason of, any deduction, set-off or counterclaim. The Company will afford the benefits of this Section to the Holder and to each other Person holding this Note. For purposes of this Note, “Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the State of New York are authorized or required by law or executive order to remain closed.

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(d)        Optional Prepayment. At any time prior to the Maturity Date, the Company may pre-pay this Note without penalty and, upon such prepayment in full, the Holder shall have no further rights under this Note, including no rights of conversion.

2.         Conversion of Note.

(a)        Optional Conversion. Subject to the consummation of a PIPE (as defined below), the Holder shall have the right from time to time, and at any time and as long as there remains outstanding principal or interest of this Note, to convert all or any portion of the outstanding and unpaid principal and interest of this Note into fully paid and non- assessable shares of Common Stock of the Company, as such Common Stock exists on the Issuance Date, or any shares of capital stock or other securities of the Company into which such Common Stock shall hereafter be changed or reclassified at the conversion price determined as provided herein (a “Conversion”). The number of shares that shall be issuable upon conversion of this Note (the “Conversion Shares”) shall equal the number obtained by dividing (x) the outstanding principal amount of this Note plus accrued and unpaid interest thereon, by (y) the Conversion Price. The “Conversion Price,” subject to adjustments as provided in Section 3 hereof, shall equal 100% of the per share purchase price of the securities offered in the PIPE if they are common stock, or the conversion or exercise price if they are securities which are convertible into or exercisable for common stock of the Pubco (“PIPE Securities,” such per share price of PIPE Securities referred to as “PIPE Securities Price”). “PIPE” shall mean the first sale of the securities of the publicly traded company with which the Company consummates the Merger (as defined in the Subscription Agreement) with a publically traded company (the “Pubco”) for cash after the issuance of this Note. The Company shall, within five (5) Business Days of the consummation of the PIPE, provide a written notice to Holder, setting forth the PIPE Securities Price. In the event the PIPE is never consummated as long as the Note is outstanding, the Holder shall not have the right to convert hereunder.

(b)        Mechanics of Holders Conversion. The conversion of this Note shall be conducted in the following manner:

(i)        Subject to Section 2(a) hereof, this Note may be converted by the Holder in whole or in part at any time from time to time after the Issuance Date, by (A) submitting to the Company a Notice of Conversion in the form of Exhibit A (by facsimile, e-mail or other reasonable means of communication dispatched on the Conversion Date prior to 6:00 p.m., New York, New York time) and (B) surrendering this Note at the principal office of the Company. Notwithstanding anything to the contrary set forth herein, upon conversion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless the entire unpaid principal amount of this Note is so converted. The Holder and the Company shall maintain records showing the principal amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon each such conversion. In the event of any dispute or discrepancy, such records of the Company shall, primafacie, be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if any portion of this Note is converted as aforesaid, the Holder may not transfer this Note unless the Holder first physically surrenders this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note of like tenor, registered as the Holder (upon payment by the Holder of any applicable transfer taxes) may request, representing in the aggregate the remaining unpaid principal amount of this Note. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal and interest of this Note represented by this Note may be less than the amount stated on the face hereof. At such time as such conversion has been effected, the rights of the Holder of this Note as the Holder of such Note shall cease (with respect to the amount so converted), and the Person or Persons in whose name or names any certificate or certificates for the Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Common Stock represented thereby.

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(ii)       As soon as possible after the conversion has been effected (but in any event within five (5) Business Days), the Company or acquirer shall deliver to the converting holder a certificate or certificates representing the Conversion Shares issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified.

(iii)      No fraction of shares or scrip representing fractions of shares will be issued on conversion. Upon any conversion of the entire outstanding principal of and interest on this Note, the number of shares or other securities issuable shall be rounded to the nearest whole number.

(iv)      The issuance of certificates for Conversion Shares upon conversion of this Note shall be made without charge to the holder hereof in respect thereof or other cost incurred by the Company or acquirer in connection with such conversion and the related issuance of Conversion Shares.

(v)       Neither the Company nor acquirer shall close its books against the transfer of this Note in any manner which interferes with the timely conversion of this Note. The Company shall assist and cooperate with any holder of this Note required to make any governmental filings or obtain any governmental approval prior to or in connection with the conversion of this Note (including, without limitation, making any filings required to be made by the Company).

(vi)      The Company or its acquirer shall at all times reserve and keep available out of its authorized but unissued shares of the common stock, solely for the purpose of issuance upon conversion hereunder, such number of shares of other type of capital securities of the Company or its acquirer issuable upon conversion. All Conversion Shares which are so issuable shall, when issued, be duly authorized and validly issued, fully paid and non-assessable and free from all taxes, liens and charges. The Company or its acquirer shall take all such actions as may be necessary to assure that all such Conversion Shares may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which such shares of capital stock are quoted.

(c)        The Holder’s Conversion Limitations. The Company shall not affect any conversion of this Note, and the Holder shall not have the right to convert any portion of this Note, to the extent that after giving effect to the conversion set forth on the Conversion Notice submitted by the Holder, the Holder (together with the Holder’s affiliates (as defined herein) and any Persons acting as a group together with the Holder or any of the Holder’s affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined herein). To ensure compliance with this restriction, the Holder will be deemed to represent to the Company each time it delivers a Conversion Notice that such Conversion Notice has not violated the restrictions set forth in this Section 2 and the Company shall have no obligation to verify or confirm the accuracy of such determination. The restriction described in this paragraph may be waived, in whole or in part, upon sixty-one (61) days’ prior notice from the Holder to the Company to increase such percentage.

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For purposes of this Note, the “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note. The limitations contained in this paragraph shall apply to a successor holder of this Note. For purposes of this Note, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof.

3.        Adjustment to the Conversion Price. If at any time or from time to time after the Issuance Date and prior to the Maturity Date, the Company takes action with respect to any of the following, the Conversion Price and kind of shares or other securities to be issued upon conversion shall be adjusted pursuant to this Section 3:

(a)       Stock Splits, Combinations and Dividends. If the shares of Common Stock outstanding at any time after the date hereof are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price or the Conversion Shares to be issued, as the case may be, shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

(b)        Merger, Sale, Reclassification, Exchange and Substitution.

(i)
In case the Company within two years after the Issuance Date shall do any of the following (each, a “Triggering Event”): (a) consolidate or merge with or into any other Person and the Company shall not be the continuing or surviving Company of such consolidation or merger, or (b) permit any other Person to consolidate with or merge into the Company and the Company shall be the continuing or surviving Person but, in connection with such consolidation or merger, any securities of the Company shall be changed into or exchanged for securities of any other Person or cash or any other property, or (c) transfer all or substantially all of its properties or assets to any other Person, or (d) effect a capital reorganization or reclassification of its securities, then, and in the case of each such Triggering Event, proper provision shall be made to the Conversion Price so that, upon the basis and the terms and in the manner provided herein, the Holder shall be entitled upon the conversion hereof at any time after the consummation of such Triggering Event, to the extent the Note has not been converted or redeemed prior to such Triggering Event, to receive at the Conversion Price in effect at the time immediately prior to the consummation of such Triggering Event, in lieu of the Common Stock issuable upon such conversion prior to such Triggering Event, the securities, cash and property to which such Holder would have been entitled upon the consummation of such Triggering Event if such Holder had converted immediately prior thereto (including the right of a shareholder to elect the type of consideration it will receive upon a Triggering Event), subject to adjustments (subsequent to such corporate action) as nearly equivalent as possible to the adjustments provided for elsewhere in this Section 3. Promptly upon the occurrence of a Triggering Event, the Company shall notify the Holder in writing of such Triggering Event and provide the calculations in determining the number of shares of Common Stock issuable upon conversion and the adjusted Conversion Price.

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(ii)
The surviving entity and/or each Person (other than the Company) which may be required to deliver any securities, cash or property upon the conversion of the Note as provided herein shall assume, by written instrument delivered to, and reasonably satisfactory to, the Holder, (A) the obligations of the Company under this Note (and if the Company shall survive the consummation of such Triggering Event, such assumption shall be in addition to, and shall not release the Company from, any continuing obligations of the Company under this Note) and (B) the obligation to deliver to such holder such securities, cash or property as, in accordance with the foregoing provisions of this subsection (b).

(iii)
Upon any liquidation, dissolution or winding up of the Company, the Common Stock issuable upon the conversion of the Note is changed into the same or a different number of shares of any class of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, each Holder shall have the right thereafter to convert the Note into the kind and amount of stock and other securities and property receivable upon the recapitalization, reclassification or other change by a holder of the number of shares of Common Stock into which the shares of this Note could have been converted immediately prior to the recapitalization, reclassification or change.

(c)        Dilutive Issuance.

If, at any time when any Notes are issued and outstanding, the Company issues or sells, or in accordance with this Section 3 is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share (before deduction of reasonable expenses or commissions or underwriting discounts or allowances in connection therewith) less than the Conversion Price in effect on the date of such issuance (or deemed issuance) of such shares of Common Stock (a “Dilutive Issuance”), then immediately upon the Dilutive Issuance, the Conversion Price will be reduced to the amount of the consideration per share received by the Company in such Dilutive Issuance.

The Company shall be deemed to have issued or sold shares of Common Stock if the Company in any manner issues or grants any warrants, rights or options (not including Excepted Issuances as defined herein), whether or not immediately exercisable, to subscribe for or to purchase Common Stock or other securities convertible into or exchangeable for Common Stock (“Convertible Securities”) (such warrants, rights and options to purchase Common Stock or Convertible Securities are hereinafter referred to as “Options”) and the price per share for which Common Stock is issuable upon the exercise of such Options is less than the Conversion Price then in effect, then the Conversion Price shall be equal to such price per share. For purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon the exercise of such Options” is determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the issuance or granting of all such Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of all such Options, plus, in the case of Convertible Securities issuable upon the exercise of such Options, the minimum aggregate amount of additional consideration payable upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Options (assuming full conversion of Convertible Securities, if applicable). No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon exercise of such Options. “Excepted Issuances” means (i) full or partial consideration in connection with a strategic merger, acquisition, consolidation or purchase of substantially all of the securities or assets of a corporation or other entity, so long as such issuances are not for the purpose of raising capital and which holders of such securities or debt are not at any time granted registration rights, (ii) the Company’s issuance of securities in connection with strategic license agreements and other partnering arrangements, so long as such issuances are not for the purpose of raising capital and which holders of such securities or debt are not at any time granted registration rights, (iii) the Company’s issuance of Common Stock or the issuances or grants of options to purchase Common Stock to employees, directors, and consultants, pursuant to employee stock and option plans, and (iv) securities upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement.

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Additionally, the Company shall be deemed to have issued or sold shares of Common Stock if the Company in any manner issues or sells any Convertible Securities, whether or not immediately convertible (other than where the same are issuable upon the exercise of Options), and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price then in effect, then the Conversion Price shall be equal to such price per share. For the purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon such conversion or exchange” is determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

4.        Exchange for PIPE Securities.

(a)        In lieu of the right of conversion as provided in Section 2 hereof, the Holder shall have the right, after the consummation of the PIPE and as long as there remains any unpaid principal or interest of the Note, to exchange this Note (with any and all then outstanding principal and interest) for the number of PIPE Securities at the Conversion Price.

(b)       The Holder may exchange this Note for PIPE Securities pursuant to Section 4(a) hereof by: (A) submitting to the Company a Notice of Exchange indicating its intention to exchange under this Section 3 (by facsimile, e-mail or other reasonable means of communication dispatched on the Conversion Date prior to 6:00 p.m., New York, New York time) and (B) surrendering this Note at the principal office of the Company.

(c)       As soon as possible after the exchange has been effected (but in any event within five (5) Business Days), the Company or acquirer shall deliver to the exchanging holder a certificate or certificates representing the exchanged PIPE Securities issuable by reason of such exchange in such name or names and such denomination or denominations as the exchanging holder has specified.

(d)       The issuance of certificates for exchanged PIPE Securities upon Holder’s election to exchange this Note shall be made without charge to the holder hereof in respect thereof or other cost incurred by the Company or acquirer in connection with such conversion and the related issuance of exchanged PIPE Securities.

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(e)       Neither the Company nor acquirer shall close its books against the transfer of this Note in any manner which interferes with the timely exchange of this Note for the PIPE Securities. The Company and its acquirer shall assist and cooperate with any holder of this Note required to make any governmental filings or obtain any governmental approval prior to or in connection with the exchange of this Note for the PIPE Securities (including, without limitation, making any filings required to be made by the Company).

5.        Seniority; Additional Issuances of Debt and Equity.

(a)      Except as set forth on Schedule 5, this Note has a first priority security interest in the collateral as more fully described in the Security Agreement. This Note is senior to all other debt of the Company, whether now or hereinafter existing, and ranks ranks paripassu with all other Notes now or hereinafter issued pursuant to the Subscription Agreement, except as otherwise set forth on Schedule 5.

(b)      Except for those amounts of indebtedness set forth in Schedule 5 as being senior to, or paripassu with, the Notes (the “Existing Indebtedness”), no indebtedness of the Company is senior to, or paripassu with, this Note in right of payment, whether with respect to interest, damages or upon liquidation or dissolution or otherwise. Other than the Existing Indebtedness and any renewal or refinancing thereof that does not exceed the aggregate amount of the Existing Indebtedness and the borrowing availability under the related credit or loan agreements on the date hereof, the Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into, create, incur, assume or suffer to exist any indebtedness of any kind, that is senior or paripassu in any respect to the Company’s obligations under the Notes, other than any indebtedness secured by purchase money security interests (which will be senior only as to the underlying assets covered thereby) and indebtedness under capital lease obligations (which will be senior only as to the assets covered thereby); and the Company will not, and will not permit any of its subsidiary to, directly or indirectly, incur any Lien on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits there from.

6.       Transfer, Exchange and Replacement.

(a)      Transfer. This Note has not been and is not being registered under the provisions of the Act or any state securities laws and this Note may not be transferred prior to the end of the holding period applicable to sales under Rule 144 unless in accordance with applicable law and unless (1) the transferee is an “accredited investor” (as defined in Regulation D under the Securities Act) and (2) the holder shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that this Note may be sold or transferred without registration under the Act. Prior to any such transfer, such transferee shall have represented in writing to the Company that such transferee has requested and received from the Company all information relating to the business, properties, operations, condition (financial or other), results of operations or prospects of the Company deemed relevant by such transferee, and that such transferee has been afforded the opportunity to ask questions of the Company concerning the foregoing. Upon surrender of any Note for registration of transfer or for exchange to the Company at its principal office, the Company at its sole expense will execute and deliver in exchange there is for a new Note or Notes, as the case may be, as requested by the holder or transferee, which aggregate principal amount is equal the unpaid principal amount of such Note, registered as such holder or transferee may request, dated so that there will be no loss of interest on the Note and otherwise of like tenor; provided that this Note may not be transferred by Holder to any Person other than Holder’s affiliates without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed). The issuance of new Notes shall be made without charge to the holder(s) of the surrendered Note for any issuance tax in respect thereof or other cost incurred by the Company in connection with such issuance, provided that each holder of the Note shall pay any transfer taxes associated therewith. The Company shall be entitled to regard the registered holder of this Note as the holder of the Note so registered for all purposes until the Company or its agent, as applicable, is required to record a transfer of this Note on its register.

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(b)      Replacement. Upon notice to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in a form reasonably acceptable to the Company and, in the case of mutilation, upon surrender and cancellation of the Note, the Company shall execute and deliver a new Note of like tenor and date and in substantially the same form as this Note; provided, however, the Company shall not be obligated to re-issue a Note if the Holder contemporaneously requests the Company to convert such remaining principal amount and interest into Common Stock.

7.       Negative Covenants. So long as this Note shall remain in effect and until any outstanding principal and interest and all fees and all other expenses or amounts payable under this Note and the Subscription Agreement have been paid in full, unless all Holders shall otherwise consent in writing, the Company shall not:

(a)     Senior or PariPassu Indebtedness. Incur, create, assume, guaranty or permit to exist any indebtedness that ranks senior in priority to the obligations under this Note and the Subscription Agreement, except for (i) indebtedness secured by a lien described in Section 6(b)(ix) below in an aggregate amount outstanding not to exceed $50,000; (ii) indebtedness created as a result of a subsequent financing if the gross proceeds to the Company of such financing are equal to or greater than the aggregate principal amount of the Notes and the Notes are repaid in full upon the closing of such financing; and (iii) any indebtedness issued in the PIPE offering (including upon conversion of the Notes).

(b)     Liens. Create, incur, assume or permit to exist any lien on any property or assets (including stock or other securities of the Company) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(i)        any lien created under this Note or the Subscription Agreement;

(ii)       any lien created in connection with securities issued in the PIPE;

(iii)       any lien existing on any property or asset prior to the acquisition thereof by the Company, provided that

1)        such lien is not created in contemplation of or in connection with such acquisition and

2)        such lien does not apply to any other property or assets of the Company;

(iv)       liens for taxes, assessments and governmental charges;

(v)       carriers’, warehousemen’s, mechanics’, material men’s, repairmen’s, landlord’s or other like liens arising in the ordinary course of business and securing obligations that are not due and payable;

(vi)      pledges and deposits made in the ordinary course of business in compliance, with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(vii)     deposits to secure the performance of bids, trade contracts (other than for indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(viii)    zoning restrictions, easements, licenses, covenants, conditions, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business and minor irregularities of title that, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company;

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(ix)        purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Company, provided that

1)        such security interests secure indebtedness permitted by this Note,

2)        such security interests are incurred, and the indebtedness secured thereby is created, within 90 days after such acquisition (or construction),

3)        the indebtedness secured thereby does not exceed 85% of the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and

4)        such security interests do not apply to any other property or assets of the Company;

(x)        liens arising out of judgments or awards (other than any judgment that constitutes an Event of Default hereunder) in respect of which the Company shall in good faith be prosecuting an appeal or proceedings for review and in respect of which it shall have secured a subsisting stay of execution pending such appeal or proceedings for review, provided the Company shall have set aside on its books adequate reserves with respect to such judgment or award; and

(xi)       deposits, liens or pledges to secure payments of workmen’s compensation and other payments, public liability, unemployment and other insurance, old-age pensions or other social security obligations, or the performance of bids, tenders, leases, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business.

(c)       Dividends and Distributions. In the case of the Company, declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares of its capital stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of its capital stock or set aside any amount for any such purpose.

(d)       Limitation on Certain Payments and Prepayments.

(i)        Pay in cash any amount in respect of any indebtedness or preferred stock that may at the obligor’s option be paid in kind or in other securities; or

(ii)       Optionally prepay, repurchase or redeem or otherwise defease or segregate funds with respect to any indebtedness of the Company, other than for indebtedness under this Note or the Subscription Agreement.

8.        Defaults and Remedies.

(a)      Events of Default. An “Event of Default” means:

(i)       failure by the Company to pay any principal amount or interest due hereunder within five (5) days of the date such payment is due;

(ii)      failure by the Company to consummate the Merger prior to May 15, 2013 with a publicly traded company that is reasonable acceptable to the Company;

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(iii)      failure by the Pubco to issue to the Holder the Conversion Shares issuable to the Holder as a result of the conversion of this Note within five (5) business days after the Conversion Date;

(iv)     failure by the Pubco to issue to the Holder the exchanged PIPE Securities within five (5) business days after the Holder provides a request to exchange;

(v)     any event of default by the Company or any subsidiary under the Security Agreement shall have occurred and be continuing, or the Security Agreement shall fail to remain in full force and effect prior to payment in full or conversion (as applicable) of all amounts payable under this Note, or any action shall be taken by the Company to discontinue the Security Agreement or to assert the invalidity thereof prior to payment in full or conversion (as applicable) of all amounts payable under this Note;

(vi)     the Company shall: (1) make a general assignment for the benefit of its creditors; (2) apply for or consent to the appointment of a receiver, trustee, assignee, custodian, sequestrator, liquidator or similar official for itself or any of its assets and properties; (3) commence a voluntary case for relief as a debtor under the United States Bankruptcy Code; (4) file with or otherwise submit to any governmental authority any petition, answer or other document seeking: (A) reorganization, (B) an arrangement with creditors or (C) to take advantage of any other present or future applicable law respecting bankruptcy, reorganization, insolvency, readjustment of debts, relief of debtors, dissolution or liquidation; (5) file or otherwise submit any answer or other document admitting or failing to contest the material allegations of a petition or other document filed or otherwise submitted against it in any proceeding under any such applicable law, or (6) be adjudicated a bankrupt or insolvent by a court of competent jurisdiction;

(vii)    any case, proceeding or other action shall be commenced against the Company for the purpose of effecting, or an order, judgment or decree shall be entered by any court of competent jurisdiction approving (in whole or in part) anything specified in Section 3.01(e) hereof, or any receiver, trustee, assignee, custodian, sequestrator, liquidator or other official shall be appointed with respect to the Company, or shall be appointed to take or shall otherwise acquire possession or control of all or a substantial part of the assets and properties of the Company, and any of the foregoing shall continue unstayed and in effect for any period of sixty (60) days;

(viii)   default shall occur with respect to any indebtedness for borrowed money of the Company (including, without limitation, any other Note(s)) or under any agreement under which such indebtedness may be issued by the Company and such default shall continue for more than the period of grace, if any, therein specified, if the aggregate amount of such indebtedness for which such default shall have occurred exceeds $25,000;

(ix)     default shall occur with respect to any contractual obligation of the Company under or pursuant to any contract, lease, or other agreement to which the Company is a party and such default shall continue for more than the period of grace, if any, therein specified, if the aggregate amount of the Company’s contractual liability arising out of such default exceeds or is reasonably estimated to exceed $25,000;

(x)       final judgment for the payment of money in excess of $25,000 shall be rendered against the Company and the same shall remain undischarged for a period of twenty (20) days during which execution shall not be effectively stayed;

(xi)      any event of default of the Company under any agreement, note, mortgage, security agreement or other instrument evidencing or securing indebtedness that ranks senior in priority to, or paripassu with, the obligations under this Note and the Subscription Agreement;

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(xii)     any material breach by the Company of any of its representations or warranties under the Subscription Agreement; or

(xiii)    any default, whether in whole or in part, shall occur in the due observance or performance of any obligations or other covenants, terms or provisions to be performed under this Note or the Subscription Agreement which is not cured by the Company within five (5) business days after receipt of written notice thereof.

(b)       Remedies. If any Event of Default occurs, then the full principal amount of this Note, together with any other amounts owing in respect thereof, to the date of the Event of Default, shall become immediately due and payable without any action on the part of the Holder, and if any other Event of Default occurs, the full principal amount of this Note, together with any other amounts owing in respect thereof, (together with all reasonable attorneys’ fees, paralegals’ fees and costs and expenses incurred by the Holder in collecting or enforcing payment thereof (whether such fees, costs or expenses are incurred in negotiations, all trial and appellate levels, administrative proceedings, bankruptcy proceedings or otherwise)) to the date of acceleration shall become, at the Holder’s election, immediately due and payable in cash. Commencing five (5) days after the occurrence of any Event of Default that results in the eventual acceleration of this Note, interest on this Note shall begin to accrue at the rate of interest specified in Section 1.01(b) PLUS five percent (5%) per annum, or such lower maximum amount of interest permitted to be charged under applicable law. All Notes for which the full amount hereunder shall have been paid in accordance herewith shall promptly be surrendered to or as directed by the Company. The Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by the Holder at any time prior to payment hereunder and the Holder shall have all rights as a Note holder until such time, if any, as the full payment under this Section shall have been received by it. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

(c)      Holder Appointed Attorney-in-Fact. The Company hereby irrevocably appoints the Holder as the Company’s attorney-in-fact, with full authority in the name, place and stead of the Company, from time to time in the Holder’s discretion upon the occurrence and during the continuance of an Event of Default to take any action and to execute any document which the Holder may deem necessary or advisable to accomplish the purposes of this Note.

9.       Amendment and Waiver. The provisions of this Note may not be modified, amended or waived, and the Company may not take any action herein prohibited, or omit to perform any act herein required to be performed by it, without the written consent of the holders of a majority of the then outstanding principal amount of all similar convertible notes issued in the Company’s offering of Notes; provided, however, that any waiver of any Event of Default shall require the written consent of the holders of not less than 67% of the then outstanding principal amount of all similar convertible notes issued in the Company’s offering of Notes; provided, further, that any amendment to this Note which (i) changes the Interest Rate in Section 1 hereof, (ii) changes the Maturity Date or (iii) adversely affects the Holder’s ability to convert or to refrain from converting this Note in its sole discretion pursuant to Section 2 hereof, must be approved in writing by the holders of 100% of the then outstanding principal amount of all similar convertible notes issued in the Note Issuance (including this Note).

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10.       Voting Rights. Upon Conversion into the Common Stock the Holder shall have the voting rights applicable to the Common Stock consistent with the Company’s Articles of Incorporation and By-laws.

11.       Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Subscription Agreement and may be transferred or exchanged only in compliance with the Subscription Agreement and applicable federal and state securities laws and regulations.

12.       Cancellation. After all principal owed on this Note has been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be re-issued.

13.       Waiver of Notice. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

14.       Governing Law. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the laws of the State of New York, without giving effect to provisions thereof regarding conflict of laws. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the State of New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by sending by certified mail or overnight courier a copy thereof to such party at the address indicated in the preamble hereto and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HERE UNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

15.        Indemnity and Expenses. The Company agrees:

(a)        To indemnify and hold harmless the Holder and each of its partners, employees, agents and affiliates from and against any and all claims, damages, demands, losses, obligations, judgments and liabilities (including, without limitation, attorneys’ fees and expenses) in any way arising out of or in connection with this Note; and

(b)       To pay and reimburse the Holder upon demand for all costs and expenses (including, without limitation, attorneys’ fees and expenses) that the Holder may incur in connection with (i) the exercise or enforcement of any rights or remedies (including, but not limited to, collection) granted hereunder or otherwise available to it (whether at law, in equity or otherwise), or (ii) the failure by the Company to perform or observe any of the provisions hereof. The provisions of this Section shall survive the execution and delivery of this Note, the repayment of any or all of the principal or interest owed pursuant hereto, and the termination of this Note.

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16.        Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.

The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity.

17.        Specific Shall Not Limit General; Construction. No specific provision contained in this Note shall limit or modify any more general provision contained herein. This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof.

18.        Failure or Indulgence Not Waiver. No failure or delay on the part of this Note in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

19.        Notice. Notice shall be given to each party at the address indicated in the preamble hereto or at such other address as provided to the other party in writing.

[-Signature Page Follows-]

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IN WITNESS WHEREOF, the Company has caused this Note to be executed on and as of the Closing Date.

THE CODESMART GROUP, INC.

By:	/s/ Ira Shapiro
Name:	Ira Shapiro
Title:	Chief Executive Officer

[-Signature Page to Secured Convertible Promissory Note-]

EXHIBIT A

NOTICE OF CONVERSION

The undersigned hereby elects to convert $_________________ principal amount of the Note (defined below) into that number of shares of Common Stock to be issued pursuant to the conversion of the Note (“Common Stock”) as set forth below, of The CodeSmart Group, Inc., a Nevada corporation (the “Company”) according to the conditions of the secured convertible promissory note of the Company dated as of April 10, 2013 (the “Note”), as of the date written below. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Box Checked as to applicable instructions:

The Company shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DWAC Transfer”).

Name of DTC Prime Broker:

Account Number:

The undersigned hereby requests that the Company issue a certificate or certificates for the number of shares of Common Stock set forth below (which numbers are based on the Holder’s calculation attached hereto) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

___________________________

___________________________

___________________________

Date of Conversion:	______________________

Applicable Conversion Price:	______________________

Number of Shares of Common Stock to be issued pursuant to Conversion of the Note:	_____________________

Amount of Principal due remaining under the Note after this conversion:	_______________________

HOLDER

By:_____________________________
Name:
Title:
Date: __________________________

Schedule 5
Existing Indebtedness

None.

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